Exhibit 99.1

FIRST MUTUAL OF RICHMOND, INC. MEMBERS APPROVE
PLAN OF REORGANIZATION AND STOCK OFFERING

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES RESULTS
OF ITS STOCK OFFERING

RICHMOND, INDIANA (June 19, 2019) – Richmond Mutual Bancorporation, Inc. (“RMBI”), the proposed stock holding company for First Bank Richmond (the “Bank”), announced today that the First Mutual of Richmond, Inc. members approved the Plan of Reorganization and Stock Offering (the “Plan of Reorganization”) pursuant to which the mutual holding company will convert to the stock holding company form of organization.  The members also approved the establishment of the First Bank Richmond, Inc. Community Foundation and the contribution of $6.25 million to the foundation, consisting of $1.25 million in cash and $5.0 million (500,000 shares) of RMBI common stock.

RMBI also announced that it expects to complete the sale of 13,026,625 shares of common stock at $10.00 per share, for gross offering proceeds of $130,266,250.  The offering was oversubscribed in the first priority category of the subscription offering by eligible account holders. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Plan of Reorganization.  Neither supplemental eligible account holders as of March 31, 2019, nor any other subscribers will have their orders filled.

If you are a subscriber in the first priority category and would like to confirm your allocation, this information will be available online at https://allocations.kbw.com, beginning at 10:00 a.m. Eastern Time on June 27, 2019.  You may also contact the stock information center at 1-(844) 265-9680 (toll free).  The stock information center will be open weekdays from 10:00 a.m. until 4:00 p.m., Eastern Time.  Stock ownership statements and subscription refunds will be processed promptly after the close of the transaction.

The Bank’s Employee Stock Ownership Plan (“ESOP”) also was unable to purchase any shares in the offering as a result of the oversubscription. As a result, the ESOP intends to purchase, subject to regulatory approval, up to 1,082,130 shares of RMBI common stock in the aftermarket, equal to 8.0% of the shares sold in the offering and issued to the charitable foundation.

The reorganization and offering are expected to be completed on July 1, 2019 and the closing of the transaction is subject to the satisfaction of standard closing conditions.  RMBI anticipates that its common stock (CUSIP Number 76525P 100) will begin trading on the Nasdaq Capital Market under the symbol “RMBI” on July 2, 2019.

The subscription offering was managed by Keefe, Bruyette & Woods, Inc., and Silver, Freedman, Taff & Tiernan LLP acted as counsel to First Mutual of Richmond, Inc., RMBI and First Bank Richmond.  Luse Gorman, P.C., Washington, D.C., served as counsel to Keefe, Bruyette & Woods Inc.

First Bank Richmond, headquartered in Richmond, Indiana, is a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight full service locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five full service locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

This press release contains certain forward-looking statements about the reorganization and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the reorganization and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which RMBI and the Bank are engaged.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of RMBI are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Chief Financial Officer
(765) 962-2581